Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-110760
333-110760-01
PROSPECTUS SUPPLEMENT
(To prospectus dated December 17, 2003)
15,002,091 Shares
AMR Corporation
Common Stock

          We are offering 15,002,091 shares of our common stock by this prospectus supplement and the accompanying prospectus. We will receive all of the net proceeds from the sale of such common stock.
          Our common stock is listed on the New York Stock Exchange under the symbol “AMR.” The last reported sale price of our common stock on the New York Stock Exchange on May 15, 2006 was $27.63 per share.
          Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Per Share	Total

Public offering price	$26.80	$402,056,039
Underwriting discount	$0.14	$2,100,293
Proceeds, before expenses, to us	$26.66	$399,955,746
          We have granted the underwriter the option to purchase up to an additional 2,250,314 shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The shares will be ready for delivery on or about May 19, 2006.

Merrill Lynch & Co.

The date of this prospectus supplement is May 16, 2006.

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement
 i

Prospectus

About this Prospectus	1
Where You Can Find More Information	2
Special Note Regarding Forward-Looking Statements	3
The Company	4
Ratios of Earnings to Fixed Charges	5
Use of Proceeds	6
Dividend Policy	6
Description of Debt Securities	7
Description of Capital Stock of AMR Corporation	22
Description of Depositary Shares	26
Description of Warrants	29
Description of Stock Purchase Contracts and Stock Purchase Units	32
Plan of Distribution	34
Legal Opinions	35
Experts	35

PRESENTATION OF INFORMATION
     These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of this common stock offering, and (b) the accompanying prospectus, which provides general information about us and our securities, some of which does not apply to the common stock that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. To the extent the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. See “About this Prospectus” in the accompanying prospectus.
     References in this prospectus supplement to “AMR”, the “Company,” “we”, “us” and “our” refer to AMR Corporation together with its subsidiaries, unless otherwise specified.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"), which represent our expectations or beliefs concerning future events. When used in this prospectus supplement, the accompanying prospectus and in documents incorporated herein and therein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should” and similar expressions are intended to identify forward-looking statements.
     Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues and costs, future financing plans and needs, overall economic conditions, plans and objectives for future operations, and the impact on us of our results of operations in recent years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.
     All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are based upon information available to us on the date of this prospectus supplement or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

     Forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from our expectations. The following factors, in addition to those discussed under the caption “Risk Factors” in this prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: our materially weakened financial condition, resulting from our significant losses in recent years; our ability to generate additional revenues and significantly reduce our costs; changes in economic and other conditions beyond our control, and the volatile results of our operations; our substantial indebtedness and other obligations; our ability to satisfy existing financial or other covenants in certain of our credit agreements; continued high fuel prices and further increases in the price of fuel, and the availability of fuel; the fiercely competitive business environment we face and historically low fare levels; competition with reorganized and reorganizing carriers; our reduced pricing power; our need to raise additional funds and our ability to do so on acceptable terms; changes in our business strategy; government regulation of our business; conflicts overseas or terrorist attacks; uncertainties with respect to our international operations; outbreaks of disease (such as Severe Acute Respiratory Syndrome (“SARS”) or avian flu) that affect travel behavior; uncertainties with respect to our relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; our ability to retain key management personnel; potential failures or disruptions of our computer, communications or other technology systems; changes in the price of our common stock; and our ability to reach acceptable agreements with third parties.
     Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005.

PROSPECTUS SUPPLEMENT SUMMARY
     This summary highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement, as well as the materials filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Where You Can Find More Information.”
The Company
     AMR was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American Airlines, Inc. (“American") was founded in 1934 and is the largest scheduled passenger airline in the world. At the end of 2005, American provided scheduled jet service to approximately 150 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.
     In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle®” — American Eagle Airlines, Inc. and Executive Airlines, Inc. American also contracts with three independently owned regional airlines which do business as the “American Connection®.” The American Eagle carriers and the American Connection carriers provide connecting service from eight of American’s high-traffic cities to smaller markets throughout the United States, Canada, Mexico and the Caribbean.
     American Beacon Advisers, Inc., a wholly-owned subsidiary of AMR, is responsible for the investment and oversight of the assets of AMR’s U.S. employee benefit plans, as well as AMR’s short-term investments.
     The postal address for AMR’s and American’s principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone: 817-963-1234). AMR’s Internet address is http://www.aa.com. Information on AMR’s website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered	15,002,091 shares

Common stock estimated to be outstanding immediately after this offering	211,198,169 shares

Over-allotment option	2,250,314 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Dividends	We have paid no cash dividends on our common stock and have no intention of doing so. See “Dividend Policy.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	AMR

Transfer Agent and Registrar	American Stock Transfer & Trust Company
     Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

RISK FACTORS
     In considering whether to purchase the shares of our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and other information which may be incorporated by reference in this prospectus supplement and the accompanying prospectus after the date hereof. Our ability to become profitable and our ability to continue to fund our obligations on an on-going basis will depend on a number of risk factors, many of which are largely beyond our control. Some of the factors that may have a negative impact on us are described below.
Risk Factors Relating to the Company
As a result of significant losses in recent years, our financial condition has been materially weakened.
     We have incurred significant losses in recent years: $92 million in the first quarter of 2006, $861 million in 2005, $761 million in 2004, $1.2 billion in 2003, $3.5 billion in 2002 and $1.8 billion in 2001. As a result, our financial condition has been materially weakened, and we remain vulnerable both to unexpected events (such as additional terrorist attacks or a sudden spike in jet fuel prices) and to general declines in the operating environment (such as that resulting from a recession or significant increased competition).
Our initiatives to generate additional revenues and significantly reduce our costs may not be adequate or successful.
     As we seek to improve our financial condition, we must continue to take steps to generate additional revenues and to significantly reduce our costs. Although we have a number of initiatives underway to address our cost and revenue challenges, a number of these initiatives involve significant changes to our business which we may be unable to implement. The adequacy and ultimate success of our initiatives to generate additional revenues and significantly reduce our costs are not known at this time and cannot be assured. Moreover, whether our initiatives will be adequate or successful depends in large measure on factors beyond our control, notably the overall industry environment, including passenger demand, yield and industry capacity growth, and fuel prices. It will be very difficult, absent continued restructuring of our operations, for us to continue to fund our obligations on an ongoing basis, or to become profitable, if the overall industry revenue environment does not continue to improve and fuel prices remain at historically high levels for an extended period.

Our business is affected by many changing economic and other conditions beyond our control, and our results of operations tend to be volatile.
     Our business, and that of the rest of the airline industry, is affected by many changing economic and other conditions largely outside of our control, including among others:
•	actual or potential changes in international, national, regional and local economic, business and financial conditions, including recession, inflation and higher interest rates, war, terrorist attacks or political instability;

•	changes in consumer preferences, perceptions, spending patterns or demographic trends;

•	actual or potential disruptions to the air traffic control system;

•	increases in costs of safety, security and environmental measures;

•	outbreaks of diseases that affect travel behavior; or

•	weather and natural disasters.
     As a result, our results of operations tend to be volatile and subject to rapid and unexpected change. In addition, many of the factors that can have a material impact on our business and our results of operations are beyond our control.
     Our indebtedness and other obligations are substantial and could adversely affect our business and liquidity.
     We have and will continue to have a significant amount of indebtedness and obligations to make future payments on aircraft equipment and property leases. We may incur substantial additional debt, including secured debt, and lease obligations in the future. We also have substantial, and increasing, pension funding obligations. Our substantial indebtedness and other obligations could have important consequences. For example, they could:
•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, or adversely affect the terms on which such financing could be obtained;
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and other obligations, thereby reducing the funds available for other purposes;

•	make us more vulnerable to economic downturns;

•	limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; or

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.
We may be unable to comply with our financial covenants.
     American has a fully drawn credit facility (the “Credit Facility”), which, as of March 31, 2006, consisted of a $325 million senior secured revolving credit facility (the “Revolving Facility”) with a final maturity on June 17, 2009 and a $448 million term loan facility (the “Term Loan Facility”) with a final maturity on December 17, 2010. The Credit Facility, as refinanced on March 27, 2006, contains a liquidity covenant and a ratio of cash flow to fixed charges covenant. We were in compliance with these covenants as of March 31, 2006 and expect to be able to continue to comply with these covenants. However, given the historically high price of fuel and the volatility of fuel prices and revenues, it is difficult to assess whether we will, in fact, be able to continue to comply with these covenants, and there are no assurances that we will be able to comply with these covenants. Failure to comply with these covenants would result in a default under the Credit Facility which — if we did not take steps to obtain a waiver of, or otherwise mitigate, the default — could result in a default under a significant amount of our other debt and lease obligations, and otherwise adversely affect our business.
We are being adversely affected by increases in fuel prices, and we would be adversely affected by disruptions in the supply of fuel.
     Our results are very significantly affected by the price and availability of jet fuel. Fuel prices increased significantly in 2005 and remain high. Due to the competitive nature of the airline industry, we may not be able to pass on increased fuel prices to customers by increasing fares. In fact, recent history would indicate that we have limited ability to pass along the increased costs of fuel. If fuel prices decline in the future, increased fare competition and lower revenues may offset any potential benefit of lower fuel prices.
     While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil, limited refining capacity and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there is an outbreak of hostilities or other conflicts in oil producing areas or elsewhere or a reduction in refining capacity (due to weather events, for example), there could be reductions in the supply of jet fuel and significant increases in the cost of jet fuel. Major reductions in the availability of jet fuel or significant increases in its cost, or a continuation of current high prices for a significant period of time, would adversely affect our business.
     While we seek to manage the price risk of fuel costs by using derivative contracts, there can be no assurance that, at any given time, we will have derivatives in place to provide any particular level of protection against increased fuel costs. In addition, a deterioration of our financial position could negatively affect our ability to enter into derivative contracts in the future.

The airline industry is fiercely competitive and fares are at historically low levels.
     Service over almost all of our routes is highly competitive and fares remain at historically low levels. We face vigorous, and in some cases, increasing competition from major domestic airlines, national, regional, all-cargo and charter carriers, foreign air carriers, low cost carriers, or LCCs, and, particularly on shorter segments, ground and rail transportation. We also face increasing and significant competition from marketing/operational alliances formed by our competitors. In addition, the competitive landscape we face would be altered substantially by industry consolidation, including merger, equity investment and joint venture transactions. The percentage of routes on which we compete with carriers having substantially lower operating costs than ours has grown significantly over the past decade, and we now compete with LCCs on 75 percent of our domestic network.
     Certain alliances have been granted immunity from anti-trust regulations by governmental authorities for specific areas of cooperation, such as joint pricing decisions. To the extent alliances formed by our competitors can undertake activities that are not available to us, our ability to effectively compete may be hindered.
     Pricing decisions are significantly affected by competition from other airlines. Fare discounting by competitors has historically had a negative effect on our financial results because we must generally match competitors’ fares, since failing to match would result in even less revenue. More recently, we have faced increased competition from carriers with simplified fare structures, which are generally preferred by travelers. Any fare reduction or fare simplification initiative may not be offset by increases in passenger traffic, a reduction in costs or changes in the mix of traffic that would improve yields. Moreover, decisions by our competitors that increase — or reduce — overall industry capacity, or capacity dedicated to a particular domestic or foreign region, market or route, can have a material impact on related fare levels.
We compete with reorganized and reorganizing carriers, which may result in competitive disadvantages for us or fare discounting.
     We must compete with air carriers that have recently reorganized or are reorganizing, including under the protection of Chapter 11 of the Bankruptcy Code, including United, the second largest U.S. air carrier, Delta, the third largest U.S. air carrier and Northwest, the fourth largest U.S. air carrier. It is possible that other competitors may seek to reorganize in or out of Chapter 11. With the Chapter 11 filings of Delta and Northwest, two out of the four largest U.S. air carriers are now operating under the protection of the Bankruptcy Code, with United just having emerged from Chapter 11. We cannot reliably predict the outcome of these proceedings or the consequences of such a large portion of the airline industry’s capacity being provided by bankrupt or recently reorganized air carriers.
     Successful reorganizations by other carriers present us with competitors with significantly lower operating costs and a stronger financial position derived from renegotiated labor, supply, and financing contracts, which could lead to fare reductions. These competitive pressures may limit our ability to adequately price our services, may require us to further reduce our operating costs, and could have a material adverse impact on us.

Our reduced pricing power adversely affects our ability to achieve adequate pricing, especially with respect to business travel.
     Our passenger yield remains depressed by historical standards. We believe this depressed passenger yield is due in large part to a corresponding decline in our pricing power. Our reduced pricing power is the product of several factors including: greater cost sensitivity on the part of travelers (particularly business travelers); pricing transparency resulting from the use of the Internet; greater competition from LCCs and from carriers that have recently reorganized or are reorganizing including under the protection of Chapter 11 of the Bankruptcy Code; other carriers being well hedged against rising fuel costs and able to better absorb the current high jet fuel prices; and, more recently, fare simplification efforts by certain carriers. We believe that our reduced pricing power will persist indefinitely and possibly permanently.
We need to raise additional funds to maintain sufficient liquidity, but we may be unable to do so on acceptable terms.
     To maintain sufficient liquidity as we continue to implement our restructuring and cost reduction initiatives, and because we have significant debt, lease, pension and other obligations in the next several years, we will need continued access to additional funding.
     Our ability to obtain future financing has been reduced because we have fewer unencumbered assets available than in years past. A very large majority of our aircraft assets (including virtually all of the aircraft eligible for the benefits of Section 1110 of the U.S. Bankruptcy Code) have been encumbered. Also, the market value of our aircraft assets has declined in recent years and those assets may not maintain their current market value.
     Since the terrorist attacks of September 11, 2001 (the “Terrorist Attacks”), our credit ratings have been lowered to significantly below investment grade. These reductions have increased our borrowing costs and otherwise adversely affected borrowing terms, and limited borrowing options. Additional reductions in our credit ratings could further increase borrowing or other costs and further restrict the availability of future financing.
     A number of other factors, including our recent financial results, our substantial indebtedness, the difficult revenue environment we face, our reduced credit ratings, high fuel prices, and the financial difficulties experienced in the airline industry, adversely affect the availability and terms of financing for us. As a result, there can be no assurance that financing will be available to us on acceptable terms, if at all. An inability to obtain additional financing on acceptable terms would have a material adverse impact on us and on our ability to sustain our operations over the long term.
Our business strategy may change.
     We evaluate our assets on an ongoing basis with a view to maximizing their value to us and determining which are core to our operations. We also regularly evaluate our business strategy. We may change our business strategy in the future and may not pursue our current goals.

Our business is subject to extensive government regulation, which can result in increases in our costs, limits on our operating flexibility and competitive disadvantages.
     Airlines are subject to extensive domestic and international regulatory requirements. Many of these requirements result in significant costs. For example, the Federal Aviation Administration from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available.
     Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of airline operations, reduced the demand for air travel or restricted the way we can conduct our business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. Similar laws or regulations or other governmental actions in the future may adversely affect our business and financial results.
     Our results of operations may be affected by changes in law and future actions taken by governmental agencies having jurisdiction over our operations, including:
•	changes in the law which affect the services that can be offered by airlines in particular markets and at particular airports;

•	the granting and timing of certain governmental approvals (including foreign government approvals) needed for codesharing alliances and other arrangements with other airlines;

•	restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail an airline’s ability to respond to a competitor);

•	the adoption of regulations that impact customer service standards (for example new passenger security standards); or

•	the adoption of more restrictive locally-imposed noise restrictions.
     In November 2005, the United States and the European Union reached a tentative air services agreement that would provide airlines from the United States and E.U. member states open access to each other’s markets, with freedom of pricing and unlimited rights to fly beyond the United States and both within and beyond the E.U. The tentative agreement is subject to approval by the E.U. Transport Council of Ministers. Under the agreement, every U.S. and E.U. airline would be authorized to operate between airports in the United States and London’s Heathrow Airport. Only three airlines besides American are currently allowed to provide that service and Heathrow routes have historically been among our most profitable. The agreement, if approved, would result in our facing increased competition in serving Heathrow if additional carriers are able to obtain necessary slots and terminal facilities.
     We currently serve the Dallas/Fort Worth area primarily from Dallas/Fort Worth International Airport (“DFW”). Southwest Airlines is actively seeking repeal of the Wright Amendment, which is a law that authorizes flight operations at Dallas Love Field within limited geographic areas. In November 2005, legislation was passed that added the State of Missouri to the areas that may be served to and from Love Field and in March 2006 we began serving certain markets in Missouri and Texas from Love Field in order to protect market share. Splitting our Dallas/Fort Worth operations between DFW and Love Field impairs the efficiency and profitability of our hub operations at DFW, and further expansion of the authorized geographic service areas could have an adverse financial impact on us.
We could be adversely affected by conflicts overseas or terrorist attacks.
     The increased threat of U.S. military involvement in overseas operations has, on occasion, had an adverse impact on our business, financial position (including access to capital markets) and results of operations, and on the airline industry in general. Furthermore, during 2003, the war in Iraq had a significant adverse impact on international and domestic revenues and future bookings. The continuing conflict in Iraq, or other conflicts or events in the Middle East or elsewhere, may result in similar adverse impacts.
     The Terrorist Attacks had a material adverse impact on us. The occurrence of another terrorist attack (whether domestic or international and whether against us or another entity) could again have a material adverse impact on us.
Our international operations could be adversely affected by numerous events, circumstances or government actions beyond our control.
     Our current international activities and prospects could be adversely affected by factors such as reversals or delays in the opening of foreign markets, exchange controls, currency and political risks, taxation and changes in international government regulation of our operations, including the inability to obtain or retain needed route authorities and/or slots.
We could be adversely affected by an outbreak of a disease that affects travel behavior.
     In 2003, there was an outbreak of SARS, which primarily had an adverse impact on our Asia operations. More recently, there have been concerns about a potential outbreak of avian flu. If there were another outbreak of disease (such as SARS or avian flu) that affects travel behavior, it could have a material adverse impact on us.
We could be adversely affected if we are unable to maintain satisfactory relations with any unionized or other employee work group.
     Our operations could be adversely affected if we fail to maintain satisfactory relations with any labor union representing our employees. In addition, any dispute we have with, or any disruption by, an employee work group (outside the confines of a collective bargaining agreement) could adversely impact us. Moreover, one of the fundamental tenets of the

Turnaround Plan, our strategic framework for returning to sustained profitability, is increased union and employee involvement in our operations. To the extent we are unable to maintain satisfactory relations with any unionized or other employee work group, our ability to execute our strategic plans would be adversely affected.
Our insurance costs have increased substantially and further increases in insurance costs or reductions in coverage could have an adverse impact on us.
     We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft. As a result of the Terrorist Attacks, aviation insurers significantly reduced the amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, these insurers significantly increased the premiums for aviation insurance in general.
     The U.S. government has agreed to provide commercial war-risk insurance for U.S. based airlines until August 31, 2006, covering losses to employees, passengers, third parties and aircraft. In addition, the Secretary of Transportation may extend the policy until December 31, 2006, at his discretion. However, there is no assurance that it will be extended. If the U.S. government does not extend the policy beyond August 31, 2006, we will attempt to purchase similar coverage with narrower scope from commercial insurers at an additional cost. To the extent this coverage is not available at commercially reasonable rates, we would be adversely affected.
     While the price of commercial insurance has declined since the premium increase immediately after the Terrorist Attacks, in the event commercial insurance carriers further reduce the amount of insurance coverage available to us, or significantly increase its cost, we would be adversely affected.
We may be unable to retain key management personnel.
     Since the Terrorist Attacks, several of our key management employees have elected to retire early or leave for more financially favorable opportunities at other companies. There can be no assurance that we will be able to retain our key management employees. Any inability to retain our key management employees, or attract and retain additional qualified management employees, could have a negative impact on us.
We could be adversely affected by a failure or disruption of our computer, communications or other technology systems.
     We are increasingly dependent on technology to operate our business. The computer and communications systems on which we rely could be disrupted due to events beyond our control, including natural disasters, power failures, terrorist attacks, equipment failures, software failures and computer viruses and hackers. We have taken certain steps to help reduce the risk of some (but not all) of these potential disruptions. There can be no assurance, however, that the measures we have taken are adequate to prevent or remedy disruptions or failures of these systems. Any substantial or repeated failure of these systems could impact our operations and customer service, result in the loss of important data, loss of revenues, increased costs and generally harm our business. Moreover, a catastrophic failure of certain of our vital systems (which we believe is a remote possibility) could limit our ability to operate our flights for an indefinite period of time, which would have a material adverse impact on our operations and our business.
Risk Factors Related to Common Stock
The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.
     Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:
•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings or recommendations by research analysts who track our common stock or the stock of other airlines;

•	changes in general conditions in the U.S. and global economy, financial markets or airline industry, including those resulting from changes in fuel prices or fuel shortages, war, incidents of terrorism or responses to such events; and

•	the other factors described in these “Risk Factors.”
     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.
We expect that the price of our common stock will be significantly affected by the availability of shares for sale in the market.
     The sale or availability for sale of substantial amounts of our common stock could adversely impact its price. Our certificate of incorporation authorizes us to issue 750,000,000 shares of common stock. On May 11, 2006, there were 196,196,078 shares of our common stock outstanding. Accordingly, a substantial number of shares of our common stock are available for sale under our certificate of incorporation.
     In addition, we maintain various plans providing for the grant of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. As of April 30, 2006, under such plans approximately 52.3 million shares of common stock were subject to outstanding options, deferred stock awards and other stock-based awards. This number includes approximately 22.9 million shares subject to options issued to employees (excluding officers) pursuant to the modified labor agreements entered into in April 2003. These options, which vest in equal installments over a three year period, expire in April 2013.
     Additionally, as of April 30, 2006, we had reserved for issuance approximately 32.0 million shares that are issuable upon conversion of our convertible notes. Our 4.25% Senior Convertible Notes due 2023 have become currently convertible into approximately 17.3 million shares of common stock. Our 4.50% Senior Convertible Notes due 2024 have not become convertible.
USE OF PROCEEDS
     We estimate that the net proceeds of the offering will be approximately $399,955,746 (approximately $459,949,117) if the underwriter’s anticipated over-allotment option is exercised in full), after deducting the underwriter’s estimated discounts and commissions (without regard to the other expenses of the offering payable by us). We intend to use the net proceeds from this offering for general corporate purposes, including, among other possible uses, the repayment or repurchase of short-term or long-term debt or leasing obligations, the acquisition of aircraft by American and other capital expenditures. We may also use the proceeds for temporary investments until we need them for general corporate purposes.
PRICE RANGE OF OUR COMMON STOCK
     Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “AMR.” The following table sets forth for the periods indicated below the high and low closing prices for our common stock as reported by the NYSE.

Fiscal Year Ended December 31, 2004	High	Low

First Quarter	$17.38	$10.63
Second Quarter	13.93	10.10
Third Quarter	11.89	6.97
Fourth Quarter	11.00	6.49

Fiscal Year Ending December 31, 2005

First Quarter	$11.04	$7.83
Second Quarter	14.16	10.11
Third Quarter	14.47	10.32
Fourth Quarter	22.71	11.08

Fiscal Year Ending December 31, 2006

First Quarter	$28.88	$18.76
Second Quarter (through May 15, 2006)	28.76	22.46
On May 11, 2006, there were 196,196,078 shares of our common stock outstanding.
DIVIDEND POLICY
     We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
DESCRIPTION OF OUR COMMON STOCK
     See “Description of Capital Stock of AMR Corporation” in the accompanying prospectus for a summary description of the AMR common stock.
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME
TAX CONSEQUENCES FOR NON-U.S. HOLDERS
     The following summary discusses certain material U.S. federal income tax consequences to non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. A “non-U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:
•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) that is not created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or

•	a trust unless (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     This summary deals only with shares of our common stock held as capital assets (generally, property held for investment). This summary does not address all of the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. holder in light of such holder’s own particular circumstances, nor does it deal with special situations, such as:
•	tax consequences to non-U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	tax consequences to persons holding shares of our common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.
     The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S.

federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the statements herein. If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisers regarding the U.S. federal income tax considerations to them and their partners of holding our common stock.
     IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.
Dividends on Common Stock
     If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN.
     If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis in the same manner as U.S. holders. Dividends received by a non-U.S. holder that is a corporation and which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
Sale or Other Disposition of Common Stock
     A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other disposition of our common stock unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States) in which event a non-U.S. holder that is a corporation may also be subject to a branch profits tax at the rate of 30%, or a lower rate if provided by an applicable tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. We do not believe that we are a “United States real property holding corporation” nor do we presently anticipate that we will become one. However, no assurance can be given that we will not be a “United States real property holding corporation,” or that such other conditions will not be met, when a non-U.S. holder sells its shares of our common stock.
Information Reporting and Backup Withholding
     Generally, the amount of dividends on our common stock paid to a non-U.S. holder and the amount of any tax withheld from such dividends must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.
     Information reporting and backup withholding of U.S. federal income tax (currently at a rate of 28%), normally applicable to U.S. persons, will not apply to payments of dividends to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption and neither we nor our paying agent has actual knowledge or reason to know to the contrary.
     Payment of the proceeds of the sale of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no knowledge or reason to know to the contrary. Payments of the proceeds of the sale of our common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption and neither we nor our paying agent has actual knowledge or reason to know to the contrary.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished on a timely basis to the IRS.

U.S. Federal Estate Tax
     Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
     Legislation enacted in 2001 provides for reductions in the rate of U.S. federal estate tax through 2009 and the elimination of the tax entirely for the year 2010. The estate tax would be fully reinstated, as in effect prior to the reductions, for 2011 and thereafter unless further legislative action is taken.

UNDERWRITING
     Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the underwriter in connection with this offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us 15,002,091 shares of common stock.
     The underwriting agreement provides that the underwriter must buy all of the shares if it buys any of them.
     Our common stock is offered subject to a number of conditions, including:
•	receipt and acceptance of our common stock by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.
     The underwriter has advised us that it intends to make a market in our common stock but that it is not obligated to do so and may discontinue making a market at any time without notice.
     In connection with this offering, the underwriter or securities dealers may distribute prospectus supplements and the accompanying prospectuses electronically.
Over-Allotment Option
     Pursuant to the underwriting agreement, we have granted the underwriter a one-time option to buy up to an aggregate of 2,250,314 additional shares of our common stock. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.
Commissions and Discounts
     The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.10 per share. After the initial offering, the public offering price and concession may be changed. Sales of shares made outside the United States may be made by affiliates of the underwriter.
     Pursuant to the underwriting agreement, the underwriter is obligated to purchase the shares at the price and upon the terms stated therein and, as a result, thereafter bears any risk associated with changing the offering price to the public or other selling terms. The underwriter has advised us that it does not expect discretionary sales to exceed 5% of the shares of our common stock to be offered.
     The following table shows the per share and total underwriting discounts and commissions that the underwriter will receive, assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 2,250,314 shares.

	Per Share	Without Option	With Option
Public offering price	$26.80	$402,056,039	$462,364,454
Underwriting discount	$0.14	$2,100,293	$2,415,337
Proceeds, before expenses, to us	$26.66	$399,955,746	$459,949,117
     We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $300,000.
     In compliance with NASD guidelines, the maximum compensation to the underwriter in connection with the sale of the shares of common stock pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the total offering price to the public of the shares of common stock as set forth on the cover page of this prospectus supplement. It is anticipated that such maximum compensation will be significantly less than 8%.
No Sales of Similar Securities
     The underwriting agreement provides that we will not, subject to certain exceptions stated in the underwriting agreement, without the prior consent of the underwriter, offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into, or exchangeable or exercisable for, or repayable with our common stock, or file any registration statement with the SEC in respect of such common stock or securities (other than a shelf registration statement under Rule 415); or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock or any securities convertible into, or exchangeable or exercisable for, or repayable with our common stock, whether any such swap or transaction is to be settled by delivery of our shares of common stock or such other securities, in cash or otherwise. These restrictions will be in effect for a period of 30 days from the date of the underwriting agreement. At any time and without public notice, the underwriter may, in its sole discretion, release some or all of the securities from these restrictions.
Indemnification
     The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, the underwriting agreement provides that we will contribute to payments the underwriter may be required to make in respect of those liabilities.
Listing
     Our common stock is listed on the NYSE under the trading symbol “AMR.”
Price Stabilization, Short Positions
     In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.
     Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
     The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Other Relationships
     The underwriter and its affiliates may have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us for which they will be entitled to receive separate fees. Armando M. Codina, a member of the board of directors of Merrill Lynch & Co., Inc., an affiliate of the underwriter, is a member of the board of directors of AMR and American.
U.K. Stabilization
     In connection with this issue, the underwriter may over-allot or effect transactions for a limited period with a view to supporting the market price of the common stock at a level higher than that which might otherwise prevail for a limited period after the date of this prospectus supplement. However, there may be no obligation on the underwriter (or any agent of the underwriter) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.
NOTICES TO INVESTORS
No Public Offering Outside the United States
     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to AMR or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering, the distribution of this prospectus supplement and the accompanying prospectus and resale of the common stock.
European Economic Area
     In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) our common stock may be offered to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer of common stock shall result in a requirement for the publication by AMR or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

     Each purchaser of securities described in this prospectus supplement and the accompanying prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
     As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase any of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     The EEA selling restriction is in addition to any other selling restrictions set out herein.
United Kingdom
     The underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to AMR. Additionally, the underwriter has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.
     This prospectus supplement is only being distributed to and is directed only at (a) persons outside the United Kingdom or (b) persons in the United Kingdom who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”) or (ii) are persons falling within Article 49(2)(a) to (d) of the Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA), in connection with the issue or sale of any common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
     This prospectus supplement and its contents are confidential and may not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.
LEGAL OPINIONS
     The validity of the common stock offered pursuant to this prospectus supplement will be passed upon for us by Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022.

Certain legal matters in connection with this offering will be passed upon for the underwriter by Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022.
EXPERTS
     The consolidated financial statements of AMR and American appearing in AMR’s and American’s Annual Reports on Form 10-K for the year ended December 31, 2005 (including schedules appearing therein), and AMR and American management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We and American file annual, quarterly and special reports, proxy statements (in the case of AMR only) and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.
     We “incorporate by reference” in this prospectus supplement certain documents that we and American file with the SEC, which means:
•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus supplement; and

•	information that we and American file later with the SEC will automatically update and supersede this prospectus supplement.
     We incorporate by reference the documents listed below and all documents that AMR or American files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and until completion of the offering of common stock offered under this prospectus supplement, other than current reports (or portions thereof) furnished under Items 2.02 or 7.01 of Form 8-K:
•	Annual Report of each of AMR and of American on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report of each of AMR and American on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports of AMR on Form 8-K filed on January 4, 2006 (December traffic report), February 7, 2006 (January traffic report), February 10, 2006, February 14, 2006, March 3, 2006 (February traffic report), March 24, 2006, March 27, 2006, March 31, 2006, April 4, 2006 (March traffic report), April 6, 2006, April 7, 2006 and May 3, 2006 (April traffic report).

•	Current Reports of American on Form 8-K filed on January 4, 2006 (December traffic report), February 7, 2006 (January traffic report), February 10, 2006, February 14, 2006, March 3, 2006 (February traffic report), March 27, 2006, March 31, 2006, April 4, 2006 (March traffic report), April 6, 2006, April 7, 2006 and May 3, 2006 (April traffic report).
     You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:
Corporate Secretary
AMR Corporation
P.O. Box 619616, Mail Drop 5675
Dallas/Fort Worth Airport, Texas 75261-9616
(817) 967-1254

PROSPECTUS
$3,000,000,000
AMR Corporation
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

     By this prospectus, we may offer from time to time up to $3,000,000,000 of any combination of the securities described in this prospectus.
     We will provide specific terms of the securities in a prospectus supplement to this prospectus. A prospectus supplement may also change or update information contained in this prospectus.
     Before you invest in any of these securities, you should carefully read this prospectus, including the documents and other information we have referred to under the heading “Where You Can Find More Information,” and the prospectus supplement relating to the specific issue of securities.
     We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.
     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 17, 2003

     You should rely only on the information contained in this prospectus or any applicable prospectus supplement and those documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus or any prospectus supplement nor any distribution of securities pursuant to this prospectus or any prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus or such prospectus supplement by reference or in our affairs since the date of this prospectus or such prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we and our subsidiary, American Airlines, Inc., filed jointly with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus from time to time using this prospectus together with a prospectus supplement. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change information contained in this prospectus through one or more prospectus supplements to this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
     This prospectus does not contain all of the information set forth in the registration statement that we filed with the SEC or in the exhibits to that registration statement. For further information about AMR Corporation, American Airlines, Inc., or the securities, you should refer to that registration statement and its exhibits. Statements contained in this prospectus or in any prospectus supplement as to the contents of any contract or other document are not necessarily complete, and you should review the full text of those contracts and other documents.
     The registration statement that we filed with the SEC relating to the securities can be obtained from the SEC, as described below under “Where You Can Find More Information.”
     In this prospectus, references to “AMR,” the “Company,” “we,” “us “ and “our” refer to AMR Corporation.
WHERE YOU CAN FIND MORE INFORMATION
     We and American Airlines, Inc. file annual, quarterly and special reports, proxy statements (in the case of AMR Corporation only) and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.
     We “incorporate by reference” in this prospectus certain documents that we and American Airlines, Inc. file with the SEC, which means:
•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus; and

•	information that we and American Airlines, Inc. file later with the SEC will automatically update and supersede this prospectus.
     We incorporate by reference the documents listed below and all documents that AMR or American Airlines, Inc. files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and until the offering of all the securities hereunder has been completed, other than current reports (or portions thereof) furnished under Items 9 or 12 of Form 8-K:
•	Annual Reports of AMR and of American Airlines, Inc. on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports of AMR and American Airlines, Inc. on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Current Reports of AMR on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003 (Report with respect to labor matters), April 23, 2003, April 25, 2003, May 2, 2003, June 11, 2003, June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1, 2003, October 22, 2003 and October 24, 2003 (8-K/A); and

•	Current Reports of American Airlines, Inc. on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003, April 23, 2003, April 25, 2003, June 12, 2003, June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1, 2003 and October 22, 2003.
     You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:
Corporate Secretary
AMR Corporation
P.O. Box 619616, Mail Drop 5675
Dallas/Fort Worth Airport, Texas 75261-9616
(817) 967-1254
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words “believes,” “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements.
     Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs, expectations as to future financing needs, overall economic conditions and plans and objectives for future operations, the impact on us of the events of September 11, 2001 and of our results of operations for the past two years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.
     All forward-looking statements in this prospectus and the documents incorporated by reference are based upon information available to us on the date of this prospectus or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations.
     The following factors, in addition to those discussed under the caption “Risk Factors” in each prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: the uncertain financial and business environment we face, the struggling economy, high fuel prices and the availability of fuel, the residual effects of the war in Iraq, conflicts in the Middle East, historically low fare levels and the general competitive environment, our ability to implement our restructuring program and the effect of the program on our operational performance and service levels, uncertainties with respect to our international operations, changes in our business strategy, actions by U.S. or foreign government agencies, the possible occurrence of additional terrorist attacks, another outbreak of SARS, our or American Airlines, Inc.’s inability to satisfy existing liquidity requirements or other covenants in certain of our or American Airlines, Inc.’s credit agreements and the availability of future financing.
     Additional information concerning these and other factors is contained in our and American Airlines, Inc.’s SEC filings, including but not limited to our and American Airlines, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002.
THE COMPANY
     AMR Corporation was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American Airlines, Inc., was founded in 1934. On April 9, 2001, American Airlines, Inc. (through a wholly owned subsidiary, TWA Airlines LLC (“TWA LLC”)) purchased substantially all of the assets and assumed certain liabilities of Trans World Airlines, Inc. (“TWA”), the eighth largest U.S. carrier. American Airlines, Inc., including TWA LLC (collectively, “American”), is the largest scheduled passenger airline in the world. At the end of 2002, American provided scheduled jet service to more than 152 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.
     In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. (collectively the “American Eagle Carriers”). In addition, American contracts with two independently owned regional airlines which do business as the “American Connection” (the “American Connection Carriers”). The American Eagle Carriers and the American Connection Carriers provide connecting service from eight of American’s high-traffic cities to smaller markets throughout the United States, Canada, the Bahamas and the Caribbean.
     AMR Investment Services, Inc., a wholly-owned subsidiary of AMR (“AMR Investment”), is responsible for the investment and oversight of the assets of AMR’s defined benefit and defined contribution plans, as well as its short-term investments.

     The postal address for AMR’s and American’s principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone: 817-963-1234). AMR’s Internet address is http://www.amrcorp.com. Information on AMR’s website is not incorporated into this prospectus and is not a part of this prospectus.
     AMR conducts all of its business through its wholly owned operating subsidiaries, including American Airlines, Inc. AMR does not maintain a borrowing facility and is dependent on the cash flow generated by the operations of its subsidiaries and on dividends and other payments to it from its subsidiaries to meet its liquidity needs and obligations, including obligations with respect to debt securities, dividends on capital stock and other obligations on the securities described in this prospectus. American Airlines, Inc. is a separate and distinct legal entity and although it may unconditionally guarantee AMR’s obligations with respect to one or more of securities described in this prospectus, due to limitations and restrictions in its debt instruments, it may be unable to pay any amounts due on such guarantee or to provide AMR with funds for AMR’s payment obligations on such securities, by dividend, distribution, loan or other payment. Future borrowings by AMR, American Airlines, Inc. and AMR’s other subsidiaries may include additional restrictions. In addition, under applicable state law, American Airlines, Inc. and AMR’s other subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.
     The securities described in this prospectus and any guarantee by American Airlines, Inc. with respect to any such securities will represent unsecured senior obligations and rank equal in right of payment with all the existing and future unsecured and unsubordinated indebtedness of AMR and American Airlines, Inc., respectively. In the event of any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding involving AMR or American Airlines, Inc., holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In addition, the securities described in this prospectus and any guarantee by American Airlines, Inc. with respect to any such securities will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR (other than American Airlines, Inc. to the extent of such guarantee) and American Airlines, Inc., respectively. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.
RATIOS OF EARNINGS TO FIXED CHARGES
     The following table sets forth the ratios of earnings to fixed charges of AMR and of American for the periods indicated:

	Year ended December 31,
						Nine Months ended
	1998	1999	2000	2001	2002	September 30, 2003
Ratio of Earnings to Fixed Charges
AMR	2.55	1.72	1.87	(1)	(3)	(5)
American	2.82	1.95	2.07	(2)	(4)	(6)

(1)	For the year ended December 31, 2001, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $2,900 million to achieve a ratio of earnings to fixed charges of 1.0.

(2)	In April 2001, the board of directors of American approved the unconditional guarantee by American (the “American Guarantee”) of the existing debt obligations of AMR. As such, as of December 31, 2001, American unconditionally guaranteed through the life of the related obligations approximately $676 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation. For the year ended December 31, 2001, earnings were not sufficient to cover fixed charges. American needed additional earnings of $2,584 million to achieve a ratio of earnings to fixed charges of 1.0.

(3)	For the year ended December 31, 2002, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $3,946 million to achieve a ratio of earnings to fixed charges of 1.0.

(4)	At December 31, 2002, American’s exposure under the American Guarantee was approximately $636 million with respect to unsecured debt and approximately $538 million with respect to secured debt. For the year ended December 31, 2002, earnings were not sufficient to cover fixed charges. American needed additional earnings of $3,749 million to achieve a ratio of earnings to fixed charges of 1.0.

(5)	For the nine months ended September 30, 2003, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $1,171 million to achieve a ratio of earnings to fixed charges of 1.0.

(6)	At September 30, 2003, American’s exposure under the American Guarantee was approximately $936 million with respect to unsecured debt and approximately $503 million with respect to secured debt. For the nine months ended September 30, 2003, earnings were not sufficient to cover fixed charges. American needed additional earnings of $1,239 million to achieve a ratio of earnings to fixed charges of 1.0.

(7)	For purposes of the table, “earnings” represents consolidated income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting change and fixed charges (excluding interest capitalized). “Fixed charges” consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor.
     Our ratio of earnings to combined fixed charges and preferred stock dividends has been the same as the ratio of earnings to fixed charges for each of the above periods because we have not had any shares of preferred stock outstanding during the last five years and have, therefore, not paid any dividends on preferred stock.
USE OF PROCEEDS
     Except as we may describe otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be available for general corporate purposes, including, among other possible uses, the repayment of short-term or long-term debt or lease obligations, the acquisition of aircraft by American Airlines, Inc. or our other subsidiaries and other capital expenditures. We may also use the proceeds for temporary investments until we need them for general corporate purposes.
DIVIDEND POLICY
     We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
DESCRIPTION OF DEBT SECURITIES
Introduction
     We may elect to offer unsecured debt securities. We will issue the debt securities in one or more series under an indenture, which we refer to as the “indenture,” to be entered into between us and Wilmington Trust Company, as trustee. The debt securities will rank equal in right of payment with all of our other unsecured, unsubordinated indebtedness. The debt securities may include debentures, notes or other kinds of unsecured debt obligations. The amount of debt securities that we can issue under the indenture is unlimited.
     The description of the terms of the debt securities and indenture in this prospectus is a summary. When we offer to sell a series of debt securities, we will summarize in a prospectus supplement the particular terms of such series of debt securities that we believe will be the most important to your decision to invest in such series of debt securities. As the terms of such series of debt securities may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the debt securities, and the indenture, and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of debt securities of such series. There may be other provisions in such debt securities and the indenture that are also important to you. You should carefully read these documents for a full description of the terms of such debt securities. The indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.
     In this description, we include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement.
     The debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities will mean that you will be one of AMR’s unsecured creditors. See “The Company.” Unless we tell you otherwise in an applicable prospectus supplement, the indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. In addition, unless we tell you otherwise in an applicable prospectus supplement, the indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of debt, securing our debt or the issuance or repurchase of our debt securities, or any covenants or other provisions to afford protection to holders of debt securities in the event of a highly leveraged transaction or a change in control.

Specific Terms of Debt Securities
     We may issue the debt securities in one or more series through an indenture that supplements the indenture or through a resolution of our board of directors or an authorized committee of our board of directors.
     A prospectus supplement will describe specific terms relating to the series of debt securities then being offered. These terms may include some or all of the following:
•	the title and type of such debt securities;

•	any limit on the total principal amount of such debt securities;

•	the date or dates on which the principal of such debt securities will be payable, or the method of determining and/or extending such date(s), and the amount or amounts of such principal payments;

•	the date or dates from which any interest will accrue, or the method of determining such date(s);

•	any interest rate or rates (which may be fixed or variable) that such debt securities will bear, or the method of determining or resetting such rate or rates, and the interest payment dates (if any) for such debt securities;

•	the circumstances, if any, in which payments of principal, premium, if any, or interest on such debt securities may be deferred;

•	the place or places where any principal, premium or interest payments may be made;

•	any optional redemption or other early payment provisions, including the period(s) within which, the price(s) at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, AMR may redeem or prepay such debt securities;

•	any provisions obligating AMR to repurchase or otherwise redeem such debt securities pursuant to sinking fund or analogous provisions, upon the occurrence of a specified event or at the holder’s option;

•	if other than $1,000 denominations, the denominations in which such debt securities are issuable;

•	the amount of discount, if any, with which such debt securities will be issued;

•	if other than U.S. dollars, the currency, composite currency or currency units of payment of principal, premium, if any, and interest on such debt securities or in which the debt securities are denominated;

•	if applicable, the time period within which, the manner in which and the terms and conditions upon which a holder of a debt security can select the payment currency;

•	any index, formula or other method to be used for determining the amount of any payments on such debt securities;

•	if other than the outstanding principal amount, the amount that will be payable if the maturity of such debt securities is accelerated, or the method of determining such amount;

•	the person to whom any interest on such debt securities will be payable (if other than the registered holder of such debt securities on the applicable record date) and the manner in which it shall be payable;

•	any changes to or additional events of default or covenants;

•	any additions or changes to the indenture relating to a series of debt securities necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any provisions for the payment of additional amounts on debt securities, including additional amounts on debt securities held by non-U.S. persons in respect of taxes or similar charges withheld or deducted, and for the optional redemption of such debt securities in lieu of paying such additional amounts;

•	any provisions modifying the defeasance or covenant defeasance provisions that apply to such debt securities;

•	whether such debt securities will be issued in whole or in part in the form of one or more temporary or global securities, and, if so, the identity of the depositary for such global security or securities;

•	if temporary global debt securities are issued, any special terms and conditions for payments thereon and for exchanges or transfers of beneficial interests therein;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of AMR or any other person and any changes to the indenture to permit or facilitate such conversion or exchange;

•	if other than the laws of New York, the law governing such debt securities and the extent to which such other law governs;

•	whether an American Airlines, Inc. guarantee will apply to such debt securities and, if so, the material terms thereof; and

•	any other special terms of such debt securities.
(Section 3.1 of the indenture)
     Debt securities may also be issued under the indenture upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units.”
     Unless we tell you otherwise in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.
     Unless we tell you otherwise in the applicable prospectus supplement, debt securities will be issued in fully registered form without coupons. If debt securities of any series are issued in bearer form, the applicable prospectus supplement will describe special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to such debt securities and to payments on and transfer and exchange of such debt securities. Bearer debt securities generally will be transferable by delivery. (Section 3.5 of the indenture) The indenture refers to the bearer of a bearer debt security as the “holder” of that debt security. (Section 1.1 of the indenture)
     One or more series of debt securities may be sold at a substantial discount below their stated principal amount. Such a series of debt securities is issued at an “original issue discount.” Typically, a debt security that is issued at an “original issue discount” will not bear interest or will bear interest at an interest rate that is below the market interest rate at the time of issuance. If we issue debt securities at an “original issue discount,” the applicable prospectus supplement will describe certain special federal income tax and other considerations applicable to such debt securities.
     If the purchase price of any debt securities is payable in foreign currencies, composite currencies or currency units, if any debt securities are denominated in foreign currencies, composite currencies or currency units, or if any debt securities are payable in foreign currencies, composite currencies or currency units, the applicable prospectus supplement will describe the special restrictions, elections and other specific terms and federal income tax considerations and certain other important information, with respect to such debt securities and such foreign currencies, composite currencies or currency units.
     The principal, premium, interest or other payments on debt securities may be determined by reference to an index, formula or other method. Such an index, formula or other method may be based, without limitation, on the price of one or more commodities, derivatives or securities; a commodities, derivatives, securities exchange or other index; a foreign currency or currencies or one or more composite currencies or currency units; or any other variable or variables or any relationship between any variables or combination of variables. Holders of such debt securities may receive a principal payment or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable index, formula or other factor or changes in any applicable variable or variables. If we issue debt securities the payments on which are based on such an index, formula or other method, the applicable prospectus supplement will describe that index, formula or other method and other specific terms and certain special federal income tax and other considerations applicable to such debt securities.
     One or more series of debt securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities, or fixed rate debt securities exchangeable for variable rate debt securities. The applicable prospectus supplement will describe specific terms, federal income tax considerations and certain other important information.
     We may issue debt securities of a particular series at different times. In addition, we may issue debt securities within a series with terms different from the terms of other debt securities of that series.
     Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.
Registered Securities
     As noted above, unless we tell you in a prospectus supplement that the specific debt securities described in that prospectus supplement are bearer debt securities, the debt securities will be “registered securities.” We and the trustee may treat the person in whose name a registered debt security is registered under any indenture as the owner of that debt security for all purposes, including for the purpose of receiving payments on that debt security. (Section 3.8 of the indenture) The indenture refers to each person in whose name a registered debt security is registered as the “holder” of that debt security. (Section 1.1 of the indenture)
     Except as described below under “Global Debt Securities” or in the applicable prospectus supplement, a holder can exchange or transfer debt securities in registered form at the office of the trustee. Initially, the trustee will act as our agent for registering such debt securities in the names of holders and transferring such debt securities. We may appoint another entity at any time to perform this role or we may perform it ourselves. The entity performing the role of maintaining the list of registered holders and performing transfers is called the “registrar.” (Sections 3.5 and 9.2 of the indenture)
     Unless we tell you otherwise in the applicable prospectus supplement, a holder seeking to transfer or exchange a registered debt security will not be required to pay a service charge to us, the registrar or the trustee, but such holder may be required to pay any tax or other governmental charge associated with the transfer or exchange. (Section 3.5 of the indenture)
     If you are not the holder of any debt securities in registered form, your rights relating to those debt securities will be governed in part by applicable laws and by the account rules and policies of the broker, bank or financial intermediary through which you invest in such debt securities and any other financial intermediary that holds interests directly or indirectly in such debt securities (including any depositary referred to below under “Global Debt Securities”). None of AMR, American Airlines, Inc. or the trustee has any responsibility for the account rules, policies, actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in a debt security in registered form.
     If you are not the holder of any debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments, and whether you will be able to provide instructions as to how such broker, bank or other financial intermediary should exercise the rights of a “holder” under the indenture.
Global Debt Securities
     We may specify in the applicable prospectus supplement that the debt securities of a series will be issued in the form of fully registered global securities (“registered global securities”). Registered global securities will be registered in the name of a financial institution we select. This financial institution, which will be the sole direct holder of the registered global securities, is called the “depositary.” We will identify any depositary in the applicable prospectus supplement. Any person wishing to own a debt security represented by a registered global security must do so indirectly by virtue of an account with a broker, bank or other financial intermediary that in turn has an account with the depositary, or with another financial intermediary that itself has an account with the depositary. The debt securities represented by the registered global securities may not be transferred to the name of any other holder unless the special circumstances described below occur.
     Special Investor Considerations for Registered Global Securities. Our obligations with respect to registered global securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered holders of those debt securities. For example, once a payment on a registered global security is made to the depositary, as sole holder of that registered global security, neither we nor the trustee has any further responsibility for that payment even if it is not passed along to the correct owners of the beneficial interests in that registered global security. As long as the debt securities are represented by registered global securities:
•	You cannot have debt securities registered in your name under the indenture.

•	You cannot receive physical certificates from us for your interest in the debt securities.

•	You must look to your own bank or broker or other financial intermediary for payments on the debt securities.

•	You will have no rights as a “holder” under the indenture. This means that, among other things, you will have no right to give any direction, approval or instruction directly to the trustee under the indenture.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the registered global security. AMR, American Airlines, Inc. and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the registered global security. AMR, American Airlines, Inc. and the trustee also do not supervise the depositary in any way. In addition, AMR, American Airlines, Inc. and the trustee have no responsibility for the actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in the registered global security.

•	Payment for purchases and sales in the market for corporate debentures and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a registered global security be purchased or sold within its system using same-day funds. This difference could have some effect on how registered global security interests trade, but we do not know what that effect will be.
     You should consult the broker, bank or other financial intermediary through which you invest in debt securities represented by registered global securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments and whether you will be able to provide instructions as to how the depositary should exercise the rights of a “holder” under the indenture.
     Special Situations When a Registered Global Security Will Be Terminated. In the special situations described in the next paragraph, a registered global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, we believe that you likely will be able to choose whether to hold debt securities directly in your own name or indirectly through an account at a bank or broker or other financial intermediary. However, when a registered global security terminates, the depositary (and not AMR, American Airlines, Inc. or the trustee) will be responsible for determining the names of the institutions that will be the initial direct holders of the debt securities. You must consult your own bank or broker or other financial intermediary at such time to find out how to have your interests in debt securities transferred to your own name, if you wish to become a direct holder.
     The special situations for termination of a registered global security are:
•	When the depositary notifies us that it is unwilling, unable or no longer qualifies to continue as depositary (unless a replacement depositary is named).

•	When we determine not to have any of the debt securities of a series represented by a registered global security and notify the trustee of our decision.

(Section 3.5 of the indenture) In addition, a prospectus supplement may list situations for terminating a registered global security that would apply only to the particular series of debt securities covered by that prospectus supplement.
     Bearer Global Securities. The debt securities of a series may also be issued wholly or partially in the form of one or more bearer global securities (“bearer global securities”) that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. (Sections 3.4 and 3.5 of the indenture) The applicable prospectus supplement will describe the specific terms and procedures, including the depositary arrangement, with respect to any portion of a series of debt securities to be represented by bearer global securities.
Payments
     Unless we tell you otherwise in the applicable prospectus supplement, we will generally deposit interest, principal and any other money due on the debt securities, in the designated currency, with the trustee, and the trustee will act as our agent for making payments on the debt securities. We may change this appointment to another entity or perform this role ourselves. The entity performing the role of making payments is called the “paying agent.” We may, at our option, make any interest payments on debt securities in registered form by having the trustee mail checks or make wire transfers to the registered holders listed in the registrar’s records. (Sections 3.7(a) and 9.2 of the indenture) If you are not the holder of any debt securities in registered form, you must make your own arrangements with the bank, broker or other financial intermediary through which you invest in such debt securities to receive payments.
     Unless we tell you otherwise in the applicable prospectus supplement, interest, if any, will be payable to each holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if such holder no longer owns the debt security on the interest due date. That particular day is called the “record date” and will be stated in the prospectus supplement. (Section 3.7(a) of the indenture) Persons buying and selling debt securities between a record date and an interest payment date must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the record date.
     Unless we tell you otherwise in the applicable prospectus supplement, interest payable on any debt security in registered form that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder in whose name such debt security is registered on the relevant record date. Such defaulted interest will instead be payable to the person in whose name such debt security is registered on the special record date or other specified date determined in accordance with the indenture. (Section 3.7(b) of the indenture)
     We will make payments on debt securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement, subject to any relevant laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement.

     Unless we tell you otherwise in the applicable prospectus supplement, if any payment date is not a business day, payments scheduled to be made on such payment date may be made on the next succeeding business day without additional interest.
     We may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place of payment designated for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of such series and any related coupons may be presented and surrendered for payment. (Section 9.2 of the indenture)
     Unless we tell you otherwise in the applicable prospectus supplement, any moneys or governmental obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, or interest or other amounts on any debt security that remains unclaimed for two years after such principal, premium, if any, or interest or other amounts has become due and payable will, at our request, be repaid to us. After repayment to us, holders of such debt securities will be entitled to seek payment only from us as a general unsecured creditor.
Notices
     AMR and the trustee will send notices regarding debt securities in registered form only to registered holders, using their addresses as listed in the registrar’s records. If you are not the holder of debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on how you will receive such notices. Holders of bearer debt securities will be notified by publication as described in the prospectus supplement relating to such debt securities. (Section 1.6 of the indenture)
Redemption
     Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.
     The redemption features, if any, of any series of debt securities will be described in the applicable prospectus supplement. We may redeem debt securities in denominations larger than $1,000 but, unless we state otherwise in an applicable prospectus supplement, only in integral multiples of $1,000.
     Unless we state otherwise in an applicable prospectus supplement, we will mail notice of any redemption of debt securities at least 15 days but not more than 60 days before the redemption date to the holders. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

Consolidation, Merger or Sale by AMR
     The indenture generally permits AMR to consolidate or merge with or into another entity and to sell or otherwise dispose of all or substantially all of its assets. However, we may not take any of these actions unless all the following conditions are met:
•	where we merge out of existence or sell or otherwise dispose of our assets, the other entity must be a corporation, limited liability company, partnership, trust or other person organized and existing under the laws of the United States of America or a State thereof, and it must agree to be legally responsible for all of AMR’s obligations under the debt securities and the indenture;

•	the transaction must not cause a default on the debt securities and AMR must not already be in default (for this purpose, a “default” is an event that with notice or passage of time would become an event of default); and

•	AMR must deliver certain certificates and documents to the trustee.
     The remaining or acquiring person after any such transaction will be substituted for AMR under the indenture and the debt securities, and all obligations of AMR will terminate. (Section 7.1 of the indenture)
Events of Default, Notice and Certain Rights on Default
     The term “event of default” means, with respect to debt securities of any series, any of the following:
•	We fail to pay interest on a debt security of such series within 30 days of its due date.

•	We fail to pay principal or any premium on a debt security of such series, or we fail to deposit any mandatory sinking fund payment, within 10 days of its due date.

•	We remain in breach of a covenant in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or the holders of at least 25% of the principal amount of the debt securities of the affected series.
•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	There occurs any other “event of default” described in the applicable supplemental indenture or board resolution providing for the issuance of such series of debt securities.
(Section 5.1 of the indenture) An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

     The indenture requires the trustee to notify holders of the applicable series of debt securities of any uncured default within 90 days after such default occurs. The trustee may withhold notice, however, of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the holders’ best interests. (Section 6.5 of the indenture)
     If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the affected series may declare the entire principal amount (or, if the debt securities of that series are original issue discount debt securities or debt securities payable in accordance with an index, formula or other method, such portion of the principal amount or other amount specified in the prospectus supplement) of all the debt securities of that series to be due and immediately payable. (Section 5.2 of the indenture) The holders of a majority in aggregate principal amount of the debt securities of the affected series may waive, on behalf of the holders of all debt securities of such series, any past default or event of default with respect to that series and its consequences, except a default or event of default in the payment of the principal of or premium, if any, or interest, if any, on any debt security and certain other defaults. (Section 5.7 of the indenture)
     The holders of a majority in aggregate principal amount of the debt securities of the affected series (with the debt securities of each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee with respect to the debt securities of such series, as long as such direction does not conflict with any law or the indenture and subject to certain other limitations, including, if requested by the trustee, the provision of security or indemnity satisfaction to the trustee. (Section 5.8 of the indenture)
     Before a holder can bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:
•	such holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in aggregate principal amount of all debt securities of the relevant series must request the trustee in writing to take action because of the event of default, and must offer security or indemnity to the trustee against the cost and other liabilities of taking that action;
•	the trustee must not have taken action for 60 days after receipt of the above notice, request and indemnity; and

•	the holders of a majority in aggregate principal amount of the debt securities of that series must not have given the trustee a direction inconsistent with the above request.
(Section 5.9 of the indenture)

     However, a direct holder is entitled to bring a lawsuit at any time for the payment of principal, premium, if any, and interest due on its debt securities after the due date. (Section 5.10 of the indenture)
     If you are not the holder of debt securities in registered form, you should consult the broker, bank or financial intermediary through which you invest in such debt securities for information on your rights in respect of those debt securities following an event of default.
     We will file annually with the trustee a certificate as to AMR’s compliance with all conditions and covenants of the indenture. (Section 9.7 of the indenture)
Modification of the Indenture
     There are three categories of changes we can make to the indenture and the debt securities.
     Changes Requiring Approval of Each Affected Holder. First, there are changes that cannot be made to the indenture and the debt securities of any series without the approval of each holder of such debt securities who would be affected by such change. Following is a summary of those changes:
•	to change the time for payment of principal of or interest on a debt security;

•	to reduce the amounts of principal of or interest on a debt security;

•	to reduce the amount of any premium payable upon the redemption of a debt security;

•	to reduce the amount payable upon acceleration of the maturity of an original issue discount debt security or a debt security payable in accordance with an index, formula or other method;

•	to change the currency of payment on a debt security;

•	to impair the right to sue for payment on a debt security;

•	to reduce the percentage of holders of debt securities of such series whose consent is needed to modify or amend the indenture or to waive compliance with certain provisions of the indenture or to waive certain defaults; or
•	to modify the provisions relating to waiver of certain defaults or modifications of the indenture and debt securities, other than to increase any percentage of holders required for such waivers and modifications, or to provide that other provisions of the indenture and debt securities may not be modified without consent of each affected holder.
(Section 8.2 of the indenture)

     Changes Not Requiring Approval. The second category of changes to the indenture and the debt securities does not require any vote by holders of debt securities. Following is a summary of those changes:
•	to reflect that another corporation or entity has succeeded AMR or American Airlines, Inc. and assumed its covenants and obligations under, as applicable, the indenture, any debt securities and any related American Airlines, Inc. guarantee;

•	to add to AMR’s or American Airlines, Inc.’s covenants, to surrender any right or power of AMR or American Airlines, Inc., or to comply with any SEC requirement in connection with the qualification of the indenture or any American Airlines, Inc. guarantee;

•	to add additional events of default with respect to any series;

•	to add or change any provisions to the extent necessary to facilitate the issuance of debt securities in bearer form or in global form;

•	to add, or to change or eliminate, any provision affecting debt securities not yet issued, including to make appropriate provisions for an American Airlines, Inc. guarantee;

•	to secure the debt securities;

•	to establish the form or terms of debt securities;

•	to provide for the electronic delivery of supplemental indentures or debt securities of any series;

•	to evidence and provide for successor or additional trustees or to facilitate the appointment of a separate trustee or trustees for one or more series of debt securities;

•	if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

•	to correct or supplement any inconsistent provisions or to cure any ambiguity or correct any mistake in the indenture, any debt securities or any American Airlines, Inc. guarantee; or

•	to make any other provisions with respect to matters or questions arising under the indenture, as long as such action does not materially adversely affect holders of the debt securities.
(Section 8.1 of the indenture)
     Changes Requiring a Majority Vote. The third category of changes to the indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the principal amount of each particular series adversely affected. This category includes other changes to the indenture and debt securities not part of the first and second categories of changes to the indenture and debt securities described above. (Section 8.2 of the indenture)
     If you are not the holder of debt securities in registered form, you should consult with the broker, bank or financial intermediary through which you invest in such debt securities for information on how approval will be granted or denied if we seek to change the indenture or request a waiver of any of its terms.
Satisfaction and Discharge
     The indenture provides that when, among other things, all debt securities of a series not previously delivered to the trustee for cancellation:
•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have deposited or caused to be deposited with the trustee, money or certain governmental obligations or a combination thereof in an amount to be sufficient to pay and discharge the entire indebtedness on debt securities of such series not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect with respect to such series of debt securities, and we will be deemed to have satisfied and discharged the indenture with respect to such series of debt securities. (Section 4.1 of the indenture)
Defeasance
     Unless we tell you otherwise in the applicable prospectus supplement, the following discussion of full defeasance and covenant defeasance will apply to each series of debt securities. (Article IV of the indenture)
     Full Defeasance. Under certain circumstances, we can legally release ourselves from any payment or other obligations on the debt securities of any series (called “full defeasance”) if we put in place the following arrangements for the holders of those debt securities to be repaid:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that there has been a change in federal tax law as in effect on the date of this prospectus or an Internal Revenue Service ruling that lets us make the above deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.
(Sections 4.4 and 4.6 of the indenture)
     If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment on the debt securities of the particular series defeased. Holders could not look to AMR or any American Airlines, Inc. guarantee for repayment if a shortfall occurred.
     AMR may exercise its full defeasance option even if it has previously exercised its covenant defeasance option. If AMR exercises its full defeasance option, payment of the particular series of debt securities defeased may not be accelerated because of a default or an event of default. (Section 4.4 of the indenture)
     Covenant Defeasance. Under certain circumstances, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities of any series. This is called “covenant defeasance.” In that event, holders of those debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and certain governmental obligations set aside in trust to repay such debt securities. To achieve covenant defeasance, we must do the following:
•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that, under federal tax law as in effect at the time of such deposit, AMR may make such deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.
(Sections 4.5 and 4.6 of the indenture)
     If AMR exercises its covenant defeasance option with respect to the debt securities of a series, certain restrictive covenants of the indenture and certain events of default would no longer apply to such series. (Section 4.5 of the indenture) If one of the remaining events of default occurred, however, and payment of the debt securities of such series was accelerated, there could be a shortfall between the amount in the trust deposit at that time and the amount then due on such series. Holders could still look to AMR for payment of such debt securities if there were such a shortfall. Depending on the event causing the default (such as AMR’s bankruptcy), however, holders may not be able to obtain payment of the shortfall from AMR.

Conversion or Exchange
     We may convert or exchange the debt securities of a series into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.
Guarantee of American Airlines, Inc.
     American Airlines, Inc. may guarantee unconditionally our obligations under any series of debt securities and the indenture as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations under any series of debt securities, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the debt securities against AMR, and will be an unsecured obligation of American Airlines, Inc.
The Trustee
     Wilmington Trust Company is the trustee under the indenture. Wilmington Trust Company acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Wilmington Trust Company may from time to time provide banking or other services to us and our affiliates.
DESCRIPTION OF CAPITAL STOCK OF AMR CORPORATION
     We may elect to offer common stock or preferred stock. AMR’s certificate of incorporation, as amended (the “Certificate of Incorporation”) authorizes us to issue 750,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, without par value. On October 21, 2003, 159,347,481 shares of our common stock were outstanding. Our common stock currently is listed on the New York Stock Exchange under the trading symbol “AMR.” No shares of our preferred stock are outstanding as of the date hereof.
     The description of our capital stock in this prospectus is a summary. When we offer to sell capital stock, we will summarize in a prospectus supplement the particular terms of such capital stock that we believe will be the most important to your decision to invest in such capital stock. As the terms of such capital stock may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the Certificate of Incorporation and our by-laws, as amended (the “By-Laws”), and statutory and common law, including the Delaware General Corporation Law (the “DGCL”), and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such capital stock. There may be other provisions in the Certificate of Incorporation and By-

Laws that are also important to you. You should carefully read these documents for a full description of the terms of such capital stock. Our Certificate of Incorporation and By-Laws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of our Certificate of Incorporation and By-Laws.
Common Stock
     Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of our preferred stock which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of our common stock voting for the election of directors will not be able to elect any persons to the board of directors.
     Delaware General Corporation Law Section 203. As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if (i) prior to an interested stockholder becoming such, the board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of AMR) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
     Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of our common stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.
     The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. See “Dividend Policy.”
     The common stock is not liable to any calls or assessments and is not convertible into any other securities. The Certificate of Incorporation provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking funds provisions applicable to the common stock, and the Certificate of Incorporation provides that there shall be no preemptive rights.
     The Certificate of Incorporation provides that our directors shall not be personally liable to AMR or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to AMR or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.
     The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.
Preferred Stock
     Subject to the limitations prescribed by the DGCL, the Certificate of Incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited, and the designation, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.
     A prospectus supplement will describe specific terms of the series of preferred shares then being offered. These terms may include some or all of the following:
•	title;

•	the number of shares offered;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares or other securities or property, including whether such conversion is mandatory, at your option or at our option, the conversion price, or manner of calculation of the conversion price, and conversion period;

•	the terms and conditions, if applicable, upon which preferred shares will be exchanged into debt securities or other securities or property, including whether such exchange is mandatory, at your option or at our option, the exchange price, or manner of calculating the exchange price, and the exchange period;

•	voting rights, if any;

•	the relative ranking and preferences of the preferred shares as to dividend rights upon liquidation, dissolution or winding up of our affairs;

•	the restrictions, if any, on the issue or reissue of any additional shares of such series;

•	any limitations on issuance of any series of preferred shares ranking senior to or equal to the series of preferred shares as to dividend rights upon our liquidation, dissolution or winding up;

•	information with respect to book-entry procedures, if any; and

•	any other specific terms, preferences, rights, limitations or restrictions.
     Unless we tell you otherwise in the applicable prospectus supplement, preferred shares will not be listed on any securities exchange.
     Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:
•	senior to all series of our common shares, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up;
•	equal to all equity securities issued by us the terms of which specifically provide that those equity securities will rank equal to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up.
     The applicable prospectus supplement will specify the transfer agent and registrar for any shares of preferred stock we may offer pursuant to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES
General Terms
     We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock (or a combination thereof), as the case may be. We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.
     The description of our depositary shares in this prospectus is a summary. When we offer to sell depositary shares, we will summarize in a prospectus supplement the particular terms of such depositary shares and the applicable deposit agreement that we believe will be the most important to your decision to invest in such depositary shares. As the terms of such depositary shares may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the depositary shares, the deposit agreement and the indenture (in the case of depositary shares representing fractional interests in debt securities), or the Certificate of Incorporation and By-Laws (in the case of depositary shares representing fractional interests in preferred stock) and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such depositary shares. There may be other provisions in these documents that are also important to you. You should carefully read these documents for a full description of the terms of such depositary shares. A copy of the form of deposit agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.
Interest, Dividends and Other Distributions
     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.
     In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares
     If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.
Exercise of Rights under the Indenture or Voting the Preferred Stock
     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, represented by your depositary shares if it does not receive specific instructions from you.
Amendment and Termination of the Deposit Agreement
     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.
     The deposit agreement will terminate if:
•	all outstanding depositary shares have been redeemed; or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our

•	liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.
Resignation and Removal of Depositary
     The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Charges of Depositary
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.
Miscellaneous
     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.
     The depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.
Guarantee of American Airlines, Inc.
     American Airlines, Inc. may guarantee unconditionally our obligations under the depositary shares and the applicable deposit agreement as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the depositary shares against AMR, and will be an unsecured obligation of American Airlines, Inc.

DESCRIPTION OF WARRANTS
     We may elect to offer warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities, property or assets, as well as other types of warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.
     The description of our warrants in this prospectus is a summary. When we offer to sell warrants, we will summarize in a prospectus supplement the particular terms of such warrants and the applicable warrant agreement that we believe will be the most important to your decision to invest in such warrants. As the terms of such warrants may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the warrant certificate relating to such warrants and the warrant agreement, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such warrants. There may be other provisions in the warrant certificate relating to such warrants and the warrant agreement that are also important to you. You should carefully read these documents for a full description of the terms of such warrants. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
Debt Warrants
     We may offer warrants to purchase debt securities (“debt warrants”). A prospectus supplement will describe specific terms of the debt warrants, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms may include some or all of the following:
•	the title of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants;

•	if other than U.S. dollars, the currency, composite currency or currency units in which such debt warrants are to be issued or for which the debt warrants may be exercised;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your rights to exercise the debt warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of the securities you may purchase upon exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants.
     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.
Other Warrants
     We may issue other warrants. A prospectus supplement will describe specific terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants. These terms may include some or all of the following:
•	the title of the warrants;

•	the securities, which may include preferred stock or common stock or other of our securities, or other property or assets, for which you may exercise the warrants;

•	the aggregate number of the warrants;

•	the number of securities, or the amount of other property or assets, that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

•	if other than U.S. dollars, the currency, composite currency or currency units in which such warrants are to be issued or for which the warrants may be exercised;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities or other property or assets;

•	the date on which your rights to exercise the warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of any securities you may purchase upon exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.
     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities, property or assets purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants
     We will describe in the prospectus supplement relating to the warrants the principal amount, the number of our securities, or amount of other property or assets that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.
     We will forward the securities, property or assets purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.
Guarantee of American Airlines, Inc.
     American Airlines, Inc. may guarantee unconditionally our obligations under the warrants and the applicable warrant agreement as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the warrants against AMR, and will be an unsecured obligation of American Airlines, Inc.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND
STOCK PURCHASE UNITS
     We may elect to offer, from time to time, stock purchase contracts, representing contracts obligating holders to purchase from us, and for us to sell to holders, a specific number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or dates. We may issue stock purchase contracts separately or as a part of stock purchase units.
     The description of our stock purchase contracts and stock purchase units in this prospectus is a summary. When we offer to sell a series of stock purchase contracts or stock purchase units, we will summarize in a prospectus supplement the particular terms of such series of stock purchase contracts or stock purchase units, as the case may be, that we believe will be the most important to your decision to invest in such series. As the terms of such series of stock purchase contracts or stock purchase units, as the case may be, may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the stock purchase contract or stock purchase unit, as the case may be, and, if applicable, any related collateral arrangements and depositary arrangements, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such series of stock purchase contracts or stock purchase units, as the case may be. There may be other provisions in the stock purchase contract or stock purchase unit, and the related collateral arrangements and depositary arrangements, if any, that are also important to you. You should carefully read these documents for a full description of the terms of the stock purchase contracts and stock purchase units. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
     The price per share of preferred stock or common stock or the price of any other securities, property or assets, as the case may be, subject to any stock purchase contracts may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. The stock purchase units are expected to consist of the following:
•	a stock purchase contract and, if specified in the applicable prospectus supplement, debt securities; and

•	one or more of the following, each of which secures the holders’ obligations to purchase the preferred stock, common stock or other securities, property or assets under the stock purchase contracts:
•	debt securities or undivided beneficial ownership interests in debt securities;

•	depositary shares representing fractional interests in debt securities or shares of preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.
The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or may require the holders of the stock purchase units to make periodic payments to us. Any such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contract in a specified manner.
Guarantee of American Airlines, Inc.
     American Airlines, Inc. may guarantee unconditionally our obligations under the stock purchase contracts or stock purchase units and, if applicable, collateral arrangements and depositary arrangements, as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the stock purchase contracts or stock purchase units, as the case may be, against AMR, and will be an unsecured obligation of American Airlines, Inc.

PLAN OF DISTRIBUTION
     We may sell securities from time to time in one or more transactions. We may sell the securities of or within any series to or through agents, underwriters or dealers or directly to one or more purchasers.
Agents
     We may use agents to sell securities. We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.
Underwriters
     We may sell securities to underwriters. Unless we tell you otherwise in the applicable prospectus supplement, the underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.
Direct Sales
     We may solicit directly offers to purchase the securities, and we may sell securities directly to purchasers without the involvement of underwriters or agents. We will describe the terms of our direct sale in the applicable prospectus supplement.
Dealers
     We may use a dealer to sell the securities. If we use a dealer, we, as principal, will sell the securities to the dealer who will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.
Other Means of Distribution
     Securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as our agents in connection with a remarketing of such securities following their purchase or redemption. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

Delayed Delivery Contracts
     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.
General Information
     Unless the applicable prospectus supplement states otherwise, each series of securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange as of the date of this prospectus. We may elect to list any other series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom the securities are sold for a public offering may make a market in those securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of, or the trading market for, any of the securities.
     Any underwriters, agents, dealers or remarketing firms will be identified and their compensation described in a prospectus supplement.
     We may have agreements with any underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.
     Any underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, AMR, American Airlines, Inc. or our affiliates in the ordinary course of their business.
LEGAL OPINIONS
     Unless we tell you otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for AMR and, if applicable, American Airlines, Inc. by their General Counsel and for any agents, underwriters or dealers by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 or other counsel that we may name in the applicable prospectus supplement. Shearman & Sterling LLP from time to time represents American Airlines, Inc. and AMR with respect to certain matters.
EXPERTS
     The consolidated financial statements and schedules of AMR and American Airlines, Inc. included in AMR’s and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports (which contain an explanatory paragraph describing conditions that raise substantial doubt about AMR’s and American Airlines, Inc.’s ability to continue as a going concern as described in Note 2 to the

AMR and American Airlines, Inc. consolidated financial statements) appearing therein. Such consolidated financial statements and schedules are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

15,002,091 Shares
AMR Corporation
Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
May 16, 2006